[COMPANY LOGO]
                      VALCOR REPORTS THIRD QUARTER RESULTS

     DALLAS, TEXAS . . October 25, 1996 . . Valcor, Inc. reported income from continuing operations of $2.7 million for the third quarter of 1996 compared to $2.1 million in the third quarter of 1995. For the first nine months of 1996, income from continuing operations was $6.8 million compared to $6.4 million in 1995. Margins of the Company's component products business (ergonomic workstation products, drawer slides and locks) improved in the third quarter in part as a result of favorable changes in product mix and currency rates. Fast food comparable sales, up slightly in the third quarter, were up 2% in the year-to-date period.

     Discontinued operations represents the results of Medite Corporation's building products operations. As previously-reported, the Company expects to complete the sale of substantially all of Medite's assets in the fourth quarter of 1996 at a estimated pre-tax gain of approximately $100 million.


                             SUMMARY OF OPERATIONS

                                  (Unaudited)

                                  (In millions)

                                THREE MONTHS      NINE MONTHS
                                   ENDED            ENDED
                                 SEPTEMBER 30,   SEPTEMBER 30,

                               1995*   1996      1995*  1996
NET SALES
  Component products            $19.4  $21.8     $ 58.8  $ 64.7
  Fast food                      29.5   29.0       85.1    85.9
                                -----  -----     ------  ------


                                $48.9  $50.8     $143.9  $150.6
                                =====  =====     ======  ======

OPERATING INCOME
  Component products            $ 4.5  $ 5.4     $ 15.1  $ 14.8
  Fast food                       2.0    2.0        4.9     6.0
                                -----  -----     ------  ------


    TOTAL OPERATING INCOME        6.5    7.4       20.0    20.8
Interest expense                  2.9    3.0        8.7     8.9
Corporate items, net               .1    (.3)        .6     (.2)
                                -----  -----     ------  ------


    Income before income          3.5    4.7       10.7    12.1
taxes
Income taxes                      1.4    2.0        4.3     5.3
                                -----  -----     ------  ------


    Income from continuing        2.1    2.7        6.4     6.8
operations
Discontinued operations           1.5    2.0       10.7   (10.7)
                                -----  -----     ------  ------

                                                                                                                  DRAFT X - 09/12/95

      NET INCOME (LOSS)         $ 3.6  $ 4.7     $ 17.1  $ (3.9)
                                =====  =====     ======  ======

<F1>
     *Reclassified for discontinued operations.

    Valcor Inc., a wholly-owned subsidiary of publicly-traded Valhi, Inc.
(NYSE: VHI), has continuing operations in the component products and fast food industries. In connection with the registration of its 9 5/8% Senior Notes due 2003, Valcor files periodic reports with the Securities and Exchange Commission.